Exhibit 99.1

LION Shareholders Approve Sale of Assets to OpenClose

GIG HARBOR, Wash.--(BUSINESS WIRE)--LION, Inc. (OTCBB:LINN) today announced that its shareholders had approved the sale of substantially all of the assets of LION to Beanstalk Networks dba OpenClose® pursuant to an asset purchase agreement between Beanstalk Networks Acquisition LLC and LION dated as of May 12, 2008. As a result of this approval, LION expects that the sale will be consummated shortly in accordance with the terms of the agreement.

Also at the meeting, LION’s shareholders approved the voluntary dissolution and liquidation of LION pursuant to a plan of complete dissolution and liquidation. LION expects to dissolve and commence the winding-up process as soon as practicable after the consummation of the asset sale to Beanstalk. LION expects that trading of its common stock on the OTC Bulletin Board will cease, and that its stock transfer books will be closed, concurrently with dissolution of the Company.

About LION, Inc.

LION, Inc. provides software and services that enable mortgage loan brokers and lenders to increase their productivity in originating single family residential mortgage loans. The Company’s flagship product, Precision LPX, is a suite of products consisting of a loan pricing engine, a database of industry leading lenders’ loan programs and pricing information, web enabled tools and other transactional services designed to enable large lenders to originate, price, and lock loans. LION’s Precision Access and Precision Lion Broker product suites, which are based on the Precision LPX technology platform, are aimed at medium-sized lenders and individual brokers, respectively. Precision Lion Broker gives subscribing brokers access to LION’s well known, proprietary business-to business Internet portal, LION Broker (formerly known as LION Pro). LION also designs, develops and hosts retail websites for mortgage lenders, origination companies, and individual mortgage brokers.

About OpenClose Solutions

West Palm Beach, Fla.-based OpenClose Solutions has been a pioneer of mortgage software solutions since its inception in 1999. The Company’s Web-based, end-to-end mortgage lending platform, OpenClose®, and loan pricing engine and automated underwriting software, DecisionAssist™, can be customized to any lender’s workflow, business model or terminology. For more information, visit the company’s Web sites at www.openclose.com or www.decisionassist.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning the proposed transaction contemplated under the agreement with Beanstalk Networks Acquisition LLC. Actual results may differ materially from the results predicted. We believe that these potential risks and uncertainties including the possibility that the transaction may not ultimately close and that dissolution may be delayed. Statements in this release should be evaluated in light of these important factors. More information about these and other important factors that could affect our business and financial results is included in our definitive proxy statement, filed with the Securities and Exchange Commission on June 10, 2008, under the caption “Risk Factors.”

CONTACT:
LION, Inc.
Dave Stedman, President, 800-546-6463